               ACCEPTANCE INSURANCE COMPANIES INC.
                 COMPUTATION OF INCOME PER SHARE
           for the three months and nine months ended
                   September 30, 1995 and 1994
              (in thousands, except per share data)
                           (unaudited)
                           Exhibit 11

                                Three Months         Nine Months
                            ------------------  -----------------
                               1995    1994(a)    1995    1994(a)
                            -------   --------  -------  --------
PRIMARY INCOME (LOSS)
  PER SHARE:
Net income (loss)           $(5,961)  $  6,326  $(1,479) $13,249
Adjustment for interest
  expense reduction and
  interest income from
  assumed proceeds             --          527     --      1,690
                             ------   --------  -------  -------
Adjusted net income (loss)  $(5,961)  $  6,853  $(1,479) $14,939
                            =======   ========  =======  =======

Weighted average number
  of shares outstanding      14,861      9,991   14,857    9,896
Adjustment for stock
  options                      --         --         91     --
Adjustment for shares
  issuable                     --        3,497      --     3,495
                            -------   --------  -------  -------
Adjusted weighted average
  number of shares
  outstanding                14,861     13,488   14,948   13,391
                            =======   ========  =======  =======

Primary income (loss)
  per share                 $  (.40)  $    .51  $  (.10) $  1.12
                            =======   ========  =======  =======

FULLY DILUTED INCOME
  (LOSS) PER SHARE:
Net income (loss)           $(5,961)  $  6,326  $(1,479) $13,249
Adjustment for interest
  expense reduction and
  interest income from
  assumed proceeds             --          499     --      1,475
                            -------   --------  -------  -------

Adjusted net income (loss)  $(5,961)  $  6,825  $(1,479) $14,724
                            =======   ========  =======  =======

Weighted average number
  of shares outstanding      15,101     10,231   15,097   10,136
Adjustment for stock
  options                      --         --       --       --
Adjustment for shares
  issuable                     --        3,449     --      3,434
                            -------   --------  -------  -------

Adjusted weighted average
 number of shares
 outstanding                 15,101     13,680   15,097   13,570
                            =======   ========  =======  =======

Fully diluted income
  (loss) per share          $  (.40)  $    .50  $  (.10) $  1.09
                            =======   ========  =======  =======

(a) As of September 30, 1994, the number of shares of the Company's common stock obtainable on exercise of outstanding options and warrants in the aggregate exceeds 20% of the common shares outstanding. Therefore, the method of calculating earnings per share has been adjusted accordingly as provided by APB Opinion No. 15.
